[FHLBank Atlanta logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Declares First Quarter 2011 Dividend,

Announces an Increase in Quarterly Excess Stock Repurchase

ATLANTA, May 13, 2011 - The Board of Directors of Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the first quarter of 2011 of .81 percent.

"We are very pleased to continue to provide a return on our members' investment while simultaneously meeting member needs. Our conservative capital and financial management approach has led to eight consecutive quarters of profitability and consecutive dividend payments," said Scott C. Harvard, Chairman of the FHLBank Atlanta Board of Directors.

For the second consecutive quarter, the dividend rate is equal to average three-month LIBOR plus .50 percent. For the period of Jan. 1, 2011, to March 31, 2011, the dividend payout is applicable to capital stock held during that period. The dividend will be credited to members' daily investment accounts at the close of business on May 19, 2011.

The Bank also announced that it will repurchase up to $600 million of membership excess capital stock and activity-based excess capital stock on June 7, 2011 (the Repurchase Date). The amount of excess stock to be repurchased from any shareholder will be based on the shareholder's total excess capital stock as of May 31, 2011. Members will be notified regarding the details of this repurchase.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

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